      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1998


                                                      REGISTRATION NO. 333-58389
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           --------------------------

                DELAWARE                                    7372                                   13-2857434
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                           --------------------------

                         ONE COMPUTER ASSOCIATES PLAZA
                               ISLANDIA, NY 11788
                                 (516) 342-5224
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                             STEVEN M. WOGHIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         ONE COMPUTER ASSOCIATES PLAZA
                               ISLANDIA, NY 11788
                                 (516) 342-5224
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                       OF
                               AGENT FOR SERVICE)
                         ------------------------------

                                    COPY TO:


                              SCOTT F. SMITH, ESQ.
                             HOWARD, SMITH & LEVIN
                          1330 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 841-1000


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                       EXCHANGE OFFER FOR ALL OUTSTANDING
                          6 1/4% SENIOR NOTES DUE 2003
                          6 3/8% SENIOR NOTES DUE 2005
                          6 1/2% SENIOR NOTES DUE 2008
                                       OF
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.


          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME
                      ON AUGUST 17, 1998, UNLESS EXTENDED.


    Computer Associates International Inc., a Delaware corporation ("Computer Associates" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange with the holders thereof up to (i) $575,000,000 of its Series B 6 1/4% Senior Notes due 2003 (the "Exchange Notes due 2003") for a like principal amount of its outstanding 6 1/4% Senior Notes due 2003 (the "Outstanding Notes due 2003", which are part of the same series as the Exchange Notes due 2003), (ii) $825,000,000 of its Series B 6 3/8% Senior Notes due 2005 (the "Exchange Notes due 2005") for a like principal amount of its outstanding 6 3/8% Senior Notes due 2005 (the "Outstanding Notes due 2005", which are part of the same series as the Exchange Notes due 2005), and (iii) $350,000,000 of its Series B 6 1/2% Senior Notes due 2008 (the "Exchange Notes due 2008" and with the Exchange Notes due 2003 and the Exchange Notes due 2008, collectively, the "Exchange Notes") for a like principal amount of its outstanding 6 1/2% Senior Notes due 2008 (the "Outstanding Notes due 2008", which are part of the same series as the Exchange Notes due 2008, and with the Outstanding Notes due 2003 and the Outstanding Notes due 2005, collectively, the "Outstanding Notes"), which Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part. The Exchange Notes and the Outstanding Notes are sometimes collectively referred to herein as the "Notes." The terms of the Exchange Notes of each series are identical in all material respects to the Outstanding Notes of the corresponding series except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if Computer Associates has not filed a Registration Statement covering the Exchange Notes, caused such registration statement to become effective and consummated the Exchange Offer or caused a Shelf Registration Statement (as defined herein) with respect to resales of the Outstanding Notes to be declared effective within certain time periods, then Additional Interest (as defined herein) on the Outstanding Notes will be payable until the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. The Outstanding Notes were issued on April 24, 1998, pursuant to an offering (the "Original Offering") exempt from registration under the Securities Act.

    The Exchange Notes due 2003 will mature on April 15, 2003, the Exchange Notes due 2005 will mature on April 15, 2005 and the Exchange Notes due 2008 will mature on April 15, 2008. Interest on the Exchange Notes is payable semiannually on April 15 and October 15 of each year, commencing October 15, 1998. The Exchange Notes will be unsecured obligations of the Company and will rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Company.
                                                  (COVER CONTINUED ON NEXT PAGE)

    SEE "CERTAIN FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 10, 1998.

(COVER CONTINUED)

    The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon, discounted at the Treasury Rate (as defined herein) plus 12.5 basis points in the case of the Exchange Notes due 2005 and 15 basis points in the case of the Exchange Notes due 2008, plus in each case accrued interest to the date of redemption. See "Description of the Notes-- Optional Redemption."


    Computer Associates will accept for exchange any and all Outstanding Notes that are validly tendered and not withdrawn on or prior to 5:00 PM, New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be August 17, 1998, unless the Exchange Offer is extended. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 PM, New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. Outstanding Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


    In the event that the Exchange Offer is consummated, any Outstanding Notes of any series that remain outstanding after consummation of the Exchange Offer and the Exchange Notes of such series issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture (as defined below), as amended and supplemented from time to time, relating to the Notes.

    For each Outstanding Note of any series accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note of such series having a principal amount equal to that of the surrendered Outstanding Note. Holders whose Outstanding Notes are accepted for exchange will not receive accrued interest thereon on the date of exchange. Instead, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or, if no interest has been paid on the Outstanding Notes, from April 24, 1998. See "The Exchange Offer--Interest on the Exchange Notes."

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of Computer Associates contained in the Registration Rights Agreement (as defined herein). See "Prospectus Summary--Consequences of Not Exchanging Outstanding Notes" for a discussion of the Company's belief, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, as to the transferability of the Exchange Notes upon satisfaction of certain conditions.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. Computer Associates has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any resale of Exchange Notes. See "Plan of Distribution." However, a broker-dealer which acquired Outstanding Notes for its own account as a result of market-making activities or other trading activities (an "Original Issue Participating Broker-Dealer"), and which intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Outstanding Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is an Original Issue Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered

(COVER CONTINUED)
to the Exchange Agent (as defined herein) at the addresses set forth herein under "The Exchange Offer-- Exchange Agent." Any Original Issue Participating Broker-Dealer which acquired Outstanding Notes directly from the Company or which is an "affiliate" of the Company will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Certain Factors--Consequences of Failure to Exchange and Requirements for Transfer of Exchange Note."

    In such regard, each Original Issue Participating Broker-Dealer which surrenders Outstanding Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Company of the occurrence of (i) any event or the discovery of any fact that makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or that causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or (ii) certain other events specified in the Registration Rights Agreement, such Original Issue Participating Broker-Dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Original Issue Participating Broker-Dealer, or the Company has given notice that the use of this Prospectus may be resumed, as the case may be. If the Company gives such notice to suspend the use of this Prospectus, it shall extend the 180-day period referred to above during which Original Issue Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Original Issue Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the use of this Prospectus may be resumed, as the case may be.

    The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    Holders whose Outstanding Notes are not tendered and accepted in the Exchange Offer will continue to hold such Outstanding Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Outstanding Notes and the Exchange Notes. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF OUTSTANDING NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND, EXCEPT AS PROVIDED HEREIN, COMPUTER ASSOCIATES WILL HAVE NO FURTHER OBLIGATION TO SUCH HOLDERS TO PROVIDE FOR THE REGISTRATION UNDER THE SECURITIES ACT OF THE OUTSTANDING NOTES HELD BY THEM.

    There is no established trading market for the Exchange Notes. Computer Associates does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. Although Credit Suisse First Boston Corporation, Bear Stearns & Co. Inc., BancAmerica Robertson Stephens, Chase Securities Inc. and NationsBanc Montgomery Securities LLC (each an "Initial Purchaser" and collectively, the "Initial Purchasers") have informed Computer Associates that they intend to make a market in the Exchange Notes, they are not obligated to do so, and any market-making with respect to the Exchange Notes may be discontinued at any time without notice.

(COVER CONTINUED)

    Computer Associates will pay all of the expenses incident to the Exchange Offer. In the event Computer Associates terminates the Exchange Offer and does not accept for exchange any Outstanding Notes, Computer Associates will promptly return the Outstanding Notes to the holders thereof. See "The Exchange Offer."

    This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that are based on the beliefs of, and assumptions made by, the Company's management as well as information currently available to the Company's management. Discussions containing such forward-looking statements may be found under the heading "Prospectus Summary--The Company" as well as within this Prospectus (including the documents incorporated by reference herein) generally. In addition, when used in this Prospectus, the words "anticipate", "believe", "estimate" and "expect" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company's management with respect to future events and are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, without limitation, risks, uncertainties and assumptions relating to global economic conditions, market acceptance of competing technologies, the availability and cost of new computer software products, the Company's ability to maintain or increase market share in its core business while expanding its product base into other markets, the Company's ability to maintain existing relationships with customers, the Company's ability to recruit and retain qualified personnel, the strength of the Company's distribution channels, the Company's ability to effectively manage fixed and variable expense growth relative to revenue growth, possible disruptions resulting from organizational changes and the Company's ability to effectively integrate acquired products and operations. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should carefully consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in events, conditions or circumstances on which any such statement is based.

    The Company's principal executive office is located at One Computer Associates Plaza, Islandia, NY 11788 and its telephone number is (516) 342-5224. The Company's common stock is listed on the New York Stock Exchange under the symbol "CA."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or through the World Wide Web site (http://www.sec.gov) that the Commission maintains which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which the Company's Common Stock is listed.

    This Prospectus constitutes a part of a Registration Statement filed by Computer Associates with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Computer Associates and the Exchange Notes. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-10180) are incorporated by reference in this Prospectus:

        (a) the Company's Annual Report on Form 10-K for the year ended March 31, 1998 (the "1998 Annual Report"); and

        (b) the Company's Current Report on Form 8-K filed with the Commission on April 23, 1998.

    All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Computer Associates will furnish without charge to each person, including any beneficial owner of any Notes, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into this Prospectus or into such other documents. Requests should be addressed to the Company at One Computer Associates Plaza, Islandia, NY 11788, Attention:
Investor Relations; Telephone: (516) 342-5224.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and the consolidated financial statements, including the notes thereto, incorporated by reference herein.

                                  THE COMPANY

    The Company designs, develops, markets, licenses and supports standardized computer software products for use with a broad range of desktop, midrange and mainframe computers. The Company has maintained independence from hardware manufacturers and is able to offer its products for use on many hardware platforms including, among others, IBM, Hewlett-Packard Company, Sun Microsystems Inc., Data General Corp. and Compaq Computer Corporation (including the Digital Equipment and Tandem Computer companies). The Company offers over 500 enterprise systems management, information management and business applications solutions to a broad spectrum of organizations. Computer Associates does not sell or transfer title to its products to its clients. The products are licensed on a "right to use" basis pursuant to license agreements.

    Computer Associates' software solutions manage complex, heterogeneous systems upon which businesses depend. The Company's products enable clients to use their total data processing resources, hardware, software and personnel more efficiently. Many of the Company's products provide tools to measure and improve computer hardware and software performance. The Company's independence from hardware vendors enables clients to use the latest technologies while preserving their substantial investments in hardware, software and staff expertise.

    For the fiscal year ended March 31, 1998, the Company reported record revenues of $4.7 billion and net income of $1.2 billion (24.8% of revenues).

                              RECENT DEVELOPMENTS

    Under the Company's 1995 Key Employee Stock Ownership Plan (the "1995 Stock Plan"), 20.25 million restricted shares of the Company's common stock were granted to three of its key executives. All these shares became fully vested and no longer subject to forfeiture when the Company's stock price achieved the required target in May 1998. In connection therewith, a one-time, pre-tax charge of approximately $1.1 billion will be reflected in the fiscal quarter ended June 30, 1998. Pursuant to the 1995 Stock Plan, in June 1998, the Company withheld and paid taxes of approximately $400 million owed by the executives in connection with the vesting of such 20.25 million shares. As provided in the 1995 Stock Plan, such payment by the Company was in exchange for a reduction to the number of shares issued from the number of shares granted. As a result, approximately 14.74 million shares were issued to the executives.

                               THE EXCHANGE OFFER

Securities Offered................  Up to (i) $575,000,000 principal amount of Exchange
                                    Notes due 2003, (ii) $825,000,000 principal amount of
                                    Exchange Notes due 2005 and (iii) $350,000,000 principal
                                    amount of Exchange Notes due 2008, all of which have
                                    been registered under the Securities Act. The terms of
                                    the Exchange Notes of each series are identical in all
                                    material respects to the corresponding Outstanding Notes
                                    of the same series except for certain transfer
                                    restrictions and registration rights relating to the
                                    Outstanding Notes and except that, if Computer
                                    Associates has not filed a Registration Statement
                                    covering the Exchange Notes, caused such registration
                                    statement to become effective and consum- mated the
                                    Exchange Offer or caused a Shelf Registration Statement
                                    with respect to resales of the Outstanding Notes to be
                                    declared effective within certain time periods, then
                                    Additional Interest on the Outstanding Notes will be
                                    payable until the consummation of the Exchange Offer or
                                    the effectiveness of the Shelf Registration Statement.

The Exchange Offer................  $1,000 principal amount of Exchange Notes of each series will be issued in exchange for each $1,000 principal
                                    amount of Outstanding Notes of the same series validly
                                    tendered and not withdrawn pursuant to the Exchange
                                    Offer. As of the date hereof, $1.75 billion in aggregate
                                    principal amount of Outstanding Notes is outstanding.
                                    Computer Associates will issue the Exchange Notes to
                                    tendering holders of Outstanding Notes as promptly as
                                    possible after the Expiration Date.

Expiration of Exchange Offer......  5:00 PM, New York City time, on the Expiration Date, unless the Exchange Offer is extended, in which case the
                                    term "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended. See "The Exchange
                                    Offer--Terms of the Exchange Offer; Period for Tendering
                                    Outstanding Notes."

Conditions to the Exchange
  Offer...........................  The Exchange Offer will not be subject to any conditions, other than that (i) the Exchange Offer does
                                    not violate applicable law or any applicable
                                    interpretation of the staff of the Commission and (ii)
                                    there is no injunction, order or decree issued by any
                                    court or any governmental agency that would prohibit,
                                    prevent or otherwise materially impair the ability of
                                    Computer Associates to proceed with the Exchange Offer.
                                    There can be no assurance that any such conditions will
                                    not occur. Holders of Outstanding Notes will have
                                    certain rights against Computer Associates under the
                                    Registration Rights Agreement should Computer Associates
                                    fail to consummate the Exchange Offer. See "The Exchange
                                    Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering
  Outstanding Notes...............  Each holder of Outstanding Notes wishing to accept the
                                    Exchange Offer must complete, sign and date the Letter
                                    of Transmittal (or a facsimile thereof or an Agent's
                                    Message (as defined below) in lieu thereof), in
                                    accordance with the instructions contained herein and
                                    therein, and mail or otherwise deliver such Letter of
                                    Transmittal (or such facsimile or such Agent's Message),
                                    together with any other required documentation, to The
                                    Chase Manhattan Bank in its capacity as the Exchange
                                    Agent at the address set forth herein and therein. See
                                    "The Exchange Offer--Procedures for Tendering." By
                                    executing the Letter of Transmittal or by causing an
                                    Agent's message to be delivered, each holder will
                                    represent to Computer Associates that, among other
                                    things, (i) the Exchange Notes acquired pursuant to the
                                    Exchange Offer are being obtained in the ordinary course
                                    of business of the person receiving such Exchange Notes,
                                    whether or not such person is the holder, (ii) neither
                                    the holder nor any such other person has an arrangement
                                    or understanding with any person to participate in the
                                    distribution of such Exchange Notes and (iii) neither
                                    the holder nor any such other person is an "affiliate,"
                                    as defined in Rule 405 under the Securities Act, of
                                    Computer Associates or, if an "affiliate," such holder
                                    will comply with the registration and prospectus
                                    delivery requirements of the Securities Act to the
                                    extent applicable.

Special Procedures for Beneficial
  Holders.........................  Any beneficial holder whose Outstanding Notes are registered in the name of a broker, dealer, commercial
                                    bank, trust company or other nominee and who wishes to
                                    tender in the Exchange Offer should contact such
                                    registered holder promptly and instruct such registered
                                    holder to tender on its behalf. If such beneficial
                                    holder wishes to tender on its own behalf, such
                                    beneficial holder must, prior to completing and
                                    executing the Letter of Transmittal and delivering its
                                    Outstanding Notes, either make appropriate arrangements
                                    to register ownership of the Outstanding Notes in such
                                    holder's name or obtain a properly completed bond power
                                    from the registered holder. See "The Exchange
                                    Offer--Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Outstanding Notes who wish to tender their
                                    Outstanding Notes and whose Outstanding Notes are not
                                    immediately available or who cannot deliver their
                                    Outstanding Notes (or who cannot complete the procedure
                                    for book-entry transfer on a timely basis) and a
                                    properly completed Letter of Transmittal or any other
                                    documents required by the Letter of Transmittal to the
                                    Exchange Agent prior to the Expiration Date may tender
                                    their Outstanding Notes according to the guaranteed
                                    delivery procedures set forth in "The Exchange Offer--
                                    Guaranteed Delivery Procedures."

Withdrawal Rights.................  Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 PM, New York City time, on the
                                    Expiration Date. See "The Exchange Offer--Withdrawal of
                                    Tenders."

Acceptance of Outstanding Notes
  and Delivery of Exchange
  Notes...........................  Subject to certain conditions (as summarized above in
                                    "Conditions to the Exchange Offer" and described more
                                    fully under "The Exchange Offer--Certain Conditions to
                                    the Exchange Offer"), Computer Associates will accept
                                    for exchange any and all Outstanding Notes which are
                                    properly tendered in the Exchange Offer and not validly
                                    withdrawn prior to 5:00 PM, New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Terms of
                                    the Exchange Offer; Period for Tendering Outstanding
                                    Notes."

Certain Tax Considerations........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See
                                    "Certain United States Federal Income Tax
                                    Considerations."

Exchange Agent....................  The Chase Manhattan Bank, the Trustee under the
                                    Indenture, is serving as exchange agent (the "Exchange
                                    Agent") in connection with the Exchange Offer. The
                                    address of the Exchange Agent is: 55 Water Street, Room
                                    234, North Building, New York, NY 10041, Attention:
                                    Carlos Esteves. For information with respect to the
                                    Exchange Offer, the telephone number for the Exchange
                                    Agent is (212) 638-0828 and the facsimile number for the
                                    Exchange Agent is (212) 638-7375 or (212) 344-9367.

Use of Proceeds...................  There will be no cash proceeds payable to Computer
                                    Associates from the issuance of the Exchange Notes
                                    pursuant to the Exchange Offer. See "Use of Proceeds."

Certain Factors...................  For a description of certain factors that should be considered by holders who tender their Outstanding Notes
                                    in the Exchange Offer, see "Certain Factors."

                CONSEQUENCES OF NOT EXCHANGING OUTSTANDING NOTES

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Computer Associates does not currently anticipate that it will register Outstanding Notes under the Securities Act subsequent to the Exchange Offer. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Computer Associates believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Computer Associates within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. However, Computer Associates does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the Exchange Notes received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offer such holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes and (iii) such holder is not an affiliate of Computer Associates within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of Computer Associates or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Computer Associates has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with state securities laws, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under state securities laws. Computer Associates currently does not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available. See "Certain Factors--Consequences of Failure to Exchange and Requirements for Transfer of Exchange Notes."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The terms of the Exchange Notes of each series are identical in all material respects to the terms of the Outstanding Notes of the same series, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, with respect to the Outstanding Notes, if Computer Associates has not filed a Registration Statement covering the Exchange Notes, caused such registration statement to become effective and consummated the Exchange Offer or caused a Shelf Registration Statement with respect to resales of the Outstanding Notes to be declared effective within certain time periods, then Additional Interest on the Outstanding Notes will be payable until the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. See "Registration Rights Agreement for Outstanding Notes." Holders whose Outstanding Notes are accepted for exchange will not receive accrued interest thereon on the date of exchange. Instead, interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor, or if no interest has been paid on the Outstanding Notes, from April 24, 1998. See "The Exchange Offer--Interest on the Exchange Notes."

Securities Offered................  $575,000,000 aggregate principal amount of Series B
                                    6 1/4% Senior Notes due 2003, $825,000,000 aggregate
                                    principal amount of Series B 6 3/8% Senior Notes due
                                    2005 and $350,000,000 aggregate principal amount of
                                    Series B 6 1/2% Senior Notes due 2008, which have been
                                    registered under the Securities Act, issued by Computer
                                    Associates.

Interest..........................  Interest on the Notes is payable semiannually in cash on
                                    April 15 and October 15, commencing on October 15, 1998.

Redemption........................  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time or from
                                    time to time, at a redemption price equal to the greater
                                    of (i) 100% of the principal amount of the Exchange
                                    Notes to be redeemed and (ii) the sum of the present
                                    values of the Remaining Scheduled Payments thereon,
                                    discounted at the Treasury Rate (as defined herein) plus
                                    12.5 basis points in the case of the Exchange Notes due
                                    2005 and 15 basis points in the case of the Exchange
                                    Notes due 2008, plus in each case accrued interest to
                                    the date of redemption. Except in accordance with the
                                    foregoing, the Exchange Notes will not be redeemable
                                    prior to maturity and do not have the benefit of a
                                    sinking fund.

Ranking...........................  The Notes are unsecured and unsubordinated obligations of the Company and rank PARI PASSU among themselves and
                                    with all other existing and future unsecured and
                                    unsubordinated obligations of the Company (except those
                                    obligations preferred by operation of law). The Notes
                                    effectively rank junior to any secured indebtedness of
                                    the Company to the extent of the assets securing such
                                    indebtedness and to any indebtedness of the Company's
                                    Subsidiaries to the extent of the assets of such
                                    Subsidiaries.

Certain Covenants.................  The Indenture contains certain covenants with respect to
                                    Computer Associates for the benefit of the holders of
                                    the Notes, including, among other things, covenants
                                    limiting the incurrence of liens and mergers,
                                    consolidations and certain sales of assets. See
                                    "Description of the Notes--Certain Covenants."

Book-Entry; Delivery and Form.....  Each series of the Exchange Notes will be represented by one or more global Exchange Notes of such series in
                                    definitive, fully registered form ("Global Exchange
                                    Notes") deposited with a custodian for, and registered
                                    in the name of a nominee of, The Depository Trust
                                    Company ("DTC"). See "Description of the
                                    Notes--Book-Entry; Delivery and Form."

Absence of Public Market for the
  Exchange Notes..................  The Exchange Notes will be new securities for which there currently is no market. Although the Initial
                                    Purchasers have informed Computer Associates that they
                                    currently intend to make a market in the Exchange Notes,
                                    they are not obligated to do so, and any such market
                                    making may be discontinued at any time without notice.
                                    Accordingly, there can be no assurance as to the
                                    development or liquidity of any market for the Exchange
                                    Notes. Computer Associates does not intend to apply for
                                    listing of the Exchange Notes on any securities exchange
                                    or for quotation through the National Association of
                                    Securities Dealers Automated Quotation System.

Exchange Offer; Registration
  Rights..........................  Pursuant to the Registration Rights Agreement, Computer
                                    Associates has agreed to file, at its cost, a
                                    registration statement with respect to the Exchange
                                    Offer. The Registration Statement, of which this
                                    Prospectus is a part, constitutes the registration
                                    statement for the Exchange Offer. See "Registration
                                    Rights Agreement for Outstanding Notes."

    For additional information regarding the Exchange Notes, see "Description of the Notes" and "Certain United States Federal Income Tax Considerations."

                                CERTAIN FACTORS

    Prospective holders of the Exchange Notes should consider carefully the following factors as well as the other information and data included in this Prospectus before tendering their Outstanding Notes in the Exchange Offer.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

    The Outstanding Notes are currently owned by a small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Outstanding Notes could be adversely affected. The Exchange Notes will be new issues of securities for which there is currently no trading market, and there can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. Although the Initial Purchasers have informed Computer Associates that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Computer Associates does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, Computer Associates.

EXCHANGE OFFER PROCEDURES

    Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by Computer Associates of Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents or an Agent's Message in lieu thereof. Therefore, holders of the Outstanding Notes desiring to tender their Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Computer Associates is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF EXCHANGE
  NOTES

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Computer Associates does not currently anticipate that it will register Outstanding Notes under the Securities Act subsequent to the Exchange Offer. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Computer Associates believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of Computer Associates, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. However, Computer Associates does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the Exchange Notes received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offer, such holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes and (iii) such holder is not an affiliate of Computer Associates, within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of Computer Associates or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Computer Associates has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with state securities laws, the Exchange Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under state securities laws. Computer Associates currently does not intend to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data for each of the five years in the period ended March 31, 1998 in the following table are derived from the Company's audited consolidated financial statements and reflect the operations and financial position of the Company at the dates and for the periods indicated. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" that is in the 1998 Annual Report and the consolidated financial statements, including the notes thereto, and other financial data included or incorporated by reference in this Prospectus.

                                                                                FISCAL YEAR ENDED MARCH 31,
                                                                   -----------------------------------------------------
                                                                     1998       1997       1996       1995       1994
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                      (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Revenue:
  Product revenue and other related income.......................  $   3,986  $   3,300  $   2,776  $   1,903  $   1,456
  Maintenance fees...............................................        733        740        729        720        693
    Total revenue................................................      4,719      4,040      3,505      2,623      2,148
Costs and expenses:
  Selling, marketing and administrative..........................      1,751      1,465      1,368      1,051      1,001
  Product development and enhancements...........................        369        318        285        233        211
  Commissions and royalties......................................        233        201        174        127        101
  Depreciation and amortization..................................        349        424        404        258        206
  Interest expense, net..........................................        143        102         71          8          2
  Purchased research and development.............................         --        598      1,303        249         --
                                                                   ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.....................................      2,845      3,108      3,605      1,926      1,521
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes(1).............................      1,874        932       (100)       697        627
Income taxes (benefit)...........................................        705        566        (44)       265        226
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)(1).............................................      1,169        366        (56)       432        401
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Basic earnings (loss) per common share(1)(2).....................  $    2.14  $     .67  $    (.10) $     .80  $     .72
Diluted earnings (loss) per common share(1)(2)...................  $    2.06  $     .64  $    (.10) $     .76  $     .69
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents......................................  $     251  $     143  $      97  $     117  $     133
  Total assets...................................................      6,706      6,084      5,016      3,269      2,492
  Total debt.....................................................      1,598      2,211      1,444        294        150
  Stockholders' equity...........................................      2,481      1,503      1,482      1,578      1,243

------------------------

(1) Computer Associates incurred certain non-cash purchased research and development charges against earnings in connection with its acquisitions of Cheyenne Software, Inc. in fiscal 1997, Legent Corporation in fiscal 1996 and The ASK Group, Inc. in fiscal 1995. Had these charges not been incurred, the Company's net income for fiscal 1997, 1996 and 1995 would have been $964 million, $752 million and $586 million, respectively, basic earnings per common share would have been $1.76, $1.38 and $1.08, respectively, and diluted earnings per common share would have been $1.69, $1.32 and $1.03, respectively.

(2) Adjusted to reflect three-for-two stock splits effective November 5, 1997, June 19, 1996 and August 21, 1995, respectively.

                                 CAPITALIZATION

    The following table sets forth the consolidated cash and cash equivalents, and the consolidated capitalization, of the Company (i) as of March 31, 1998 and
(ii) as of March 31, 1998 as adjusted to give effect to the sale by the Company of the Outstanding Notes (as if such sale occurred on such date), and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the selected consolidated financial data and the consolidated financial statements of the Company, which are included or incorporated by reference in this Prospectus.

                                                                                                 MARCH 31, 1998
                                                                                             ----------------------
                                                                                              ACTUAL    AS ADJUSTED
                                                                                             ---------  -----------

                                                                                             (DOLLARS IN MILLIONS)
Cash and cash equivalents..................................................................  $     251   $     773
Long-term debt, including current maturities:
Existing $1.5 Billion Credit Facility......................................................      1,210          --
Notes......................................................................................         --       1,750
Discount on Notes..........................................................................         --          (8)
Other long-term debt.......................................................................        388         388
                                                                                             ---------  -----------
Total long-term debt.......................................................................      1,598       2,130
Total stockholders' equity.................................................................      2,481       2,481
                                                                                             ---------  -----------
Total capitalization.......................................................................  $   4,079   $   4,611
                                                                                             ---------  -----------
                                                                                             ---------  -----------

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For the period in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

                                                                                   FISCAL YEAR ENDED MARCH 31,
                                                                      -----------------------------------------------------
                                                                        1998       1997       1996       1995       1994
                                                                      ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges..................................     10.51x     7.16x*  $    (100)*   12.72x*    15.62x

------------------------

(*) The ratio of earnings to fixed charges (or coverage deficiency) for such years reflects non-cash purchased research and development charges against earnings associated with certain acquisitions. See "Selected Consolidated Financial Data." Had these charges not been taken, the ratio of earnings to fixed charges for fiscal 1997, 1996 and 1995 would have been 11.11x, 9.70x and 16.91x, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense and the portion of rents calculated to be representative of the interest factor. The ratios of earnings to fixed charges should be read in conjunction with the consolidated financial statements, including the notes thereto, and other financial data included or incorporated by reference herein. See "Information Incorporated by Reference."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OUTSTANDING NOTES


    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Computer Associates will accept for exchange Outstanding Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 PM, New York City time, on August 17, 1998; provided, however, that if Computer Associates, in its sole discretion, has extended the period of time for which the Exchange

Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


    As of the date of this Prospectus, $1.75 billion aggregate principal amount of the Outstanding Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about July 14, 1998, to all registered holders of Outstanding Notes and to beneficial holders known to Computer Associates. The Company's obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer."


    Computer Associates expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer remains open, and thereby delay acceptance for exchange of any Outstanding Notes, by giving oral or written notice of such extension in the manner described below. During any such extension, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Computer Associates. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Outstanding Notes tendered in the Exchange Offer must be in denominations of principal amounts of $1,000 and any integral multiples thereof.

    Computer Associates expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." Computer Associates will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued by means of press release or other public announcement no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date.

INTEREST ON THE EXCHANGE NOTES

    Interest on the Exchange Notes due 2003, the Exchange Notes due 2005 and the Exchange Notes due 2008 will be payable semiannually on April 15 and October 15 of each year, commencing on October 15, 1998, at the rate of 6 1/4% per annum, 6 3/8% per annum and 6 1/2% per annum, respectively. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor, or if no interest has been paid on the Outstanding Notes, from April 24, 1998.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 PM, New York City time, on the Expiration Date (unless such tender is being effected pursuant to the procedure for book-entry transfer described below).

    Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account and to deliver an Agent's Message on or prior to the Expiration Date in accordance with DTC's procedures for such transfer and delivery. If delivery of Outstanding Notes is effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "--Exchange Agent" prior to 5:00 PM, New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of their Outstanding Notes into the Exchange Agent's Account at DTC, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that Computer Associates may enforce the Letter of Transmittal against such participant.

    The tender (as set forth above) by a holder of Outstanding Notes will constitute an agreement between such holder and Computer Associates in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

    The method of delivery of Outstanding Notes, the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO COMPUTER ASSOCIATES.

    Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on the register maintained by the Trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Notes are held of record by DTC who desires to deliver such Outstanding Notes by book-entry transfer at DTC.

    Any beneficial holder whose Outstanding Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes.

    If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by

Computer Associates, evidence satisfactory to Computer Associates of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by Computer Associates in its sole discretion, which determination will be final and binding. Computer Associates reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes Computer Associates' acceptance of which would, in the opinion of counsel for Computer Associates, be unlawful. Computer Associates also reserves the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as Computer Associates shall determine. Neither Computer Associates, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

    In addition, Computer Associates reserves the right in its sole discretion to (a) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

    By tendering, each holder of Outstanding Notes will represent to Computer Associates that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the holder nor any such other person is an "affiliate" of Computer Associates, within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Computer Associates will accept, promptly after the Expiration Date, all Outstanding Notes properly tendered and will issue the Exchange Notes promptly, after acceptance of the Outstanding Notes. See "--Certain Conditions to the Exchange Offer."

    For purposes of the Exchange Offer, Computer Associates shall be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if Computer Associates has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

    For each Outstanding Note accepted for exchange, the holder of such Outstanding Notes will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on the Exchange Notes due 2003, the Exchange Notes due 2005 and the Exchange Notes due 2008 will be payable semiannually on April 15 and October 15 of each year, commencing on October 15, 1998, at the rate of 6 1/4% per annum, 6 3/8% per annum and 6 1/2% per annum, respectively. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor, or if no interest has been paid on the Outstanding Notes, from April 24, 1998.

    In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes and a properly completed and duly executed Letter of Transmittal and all other required documents or a timely book-entry confirmation of such Outstanding Notes into the Exchange Agent's account at the book-entry transfer facility. If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, such non-exchanged Outstanding Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the book-entry transfer facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Outstanding Notes by causing the book-entry transfer facility to transfer such Outstanding Notes into the Exchange Agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the book-entry transfer facility, the Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below, under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Outstanding Notes and who cannot deliver their Outstanding Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Outstanding Notes, the certificate number or numbers of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Outstanding Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 PM, New York City time, on the Expiration Date.

    To withdraw a tender of Outstanding Notes in the Exchange Offer, a facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 PM, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) include a statement that the Depositor is withdrawing its election to have Outstanding Notes exchanged, and identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by Computer Associates, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    The Exchange Offer is not subject to any conditions, other than that (i) the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission and (ii) there is no injunction, order or decree issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of Computer Associates to proceed with the Exchange Offer. There can be no assurance that any such condition will not occur. Holders of Outstanding Notes will have certain rights against Computer Associates under the Registration Rights Agreement should Computer Associates fail to consummate the Exchange Offer.

    If Computer Associates determines that it may terminate the Exchange Offer, as set forth above, Computer Associates may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes, or
(iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Computer Associates will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Outstanding Notes, and Computer Associates will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Outstanding Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    The Chase Manhattan Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and inquiries for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     BY MAIL, HAND OR OVERNIGHT COURIER                FACSIMILE TRANSMISSION NUMBER
               55 Water Street                                (212) 638-7375
          Room 234, North Building                           or (212) 344-9367
             New York, NY 10041                                (FOR ELIGIBLE
                 Attention:                                 INSTITUTIONS ONLY)
               Carlos Esteves                              CONFIRM BY TELEPHONE
  (IF BY MAIL, REGISTERED OR CERTIFIED MAIL                   (212) 638-0828
                 RECOMMENDED)

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    Computer Associates will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by Computer Associates and are estimated to be $625,000.

TRANSFER TAXES

    Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Computer Associates to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF EXCHANGE
  NOTES

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. For further information regarding the failure to exchange Outstanding Notes, see "Certain Factors--Consequences of Failure to Exchange and Requirements for Transfer of Exchange Notes."

                                USE OF PROCEEDS

    There will be no cash proceeds to Computer Associates from the Exchange
Offer.

    The Exchange Offer is intended to satisfy certain of Computer Associates' obligations under the Purchase Agreement dated as of April 21, 1998, among the Company and the Initial Purchasers, and the Registration Rights Agreement. In consideration for issuing the Exchange Notes of each series contemplated in this Prospectus, Computer Associates will receive Outstanding Notes of the same series in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes

(which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of Computer Associates.

    The net proceeds of the Original Offering were approximately $1.73 billion. The net proceeds from the Original Offering were used by Computer Associates to repay all of the indebtedness outstanding (approximately $1.1 billion) under the Second Amended and Restated Credit Agreement, dated as of June 30, 1997 (the "Existing $1.5 Billion Credit Facility"), among Computer Associates, Credit Suisse First Boston, as administrative agent, co-agent and lender, and the other lenders named therein and the remainder of the proceeds are being used for working capital and other general corporate purposes, which may include future acquisitions. The Company may reborrow any amounts repaid under the Existing $1.5 Billion Credit Facility to repay other indebtedness or for other corporate purposes.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Outstanding Notes were, and the Exchange Notes will be, issued under an Indenture dated as of April 24, 1998 (the "Indenture"), between Computer Associates and The Chase Manhattan Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used in this Prospectus and not otherwise defined have the meanings set forth under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Computer Associates International, Inc. and not to any Subsidiary of the Company. Copies of the Indenture and the Notes are available upon request from Computer Associates. Section references are to the Indenture unless otherwise indicated.

TERMS OF THE NOTES

    The (i) Exchange Notes due 2003, together with the Outstanding Notes due 2003, (ii) Exchange Notes due 2005, together with the Outstanding Notes due 2005, and (iii) Exchange Notes due 2008, together with the Outstanding Notes due 2008, constitute three separate series of securities under the Indenture, each series voting separately as a class on any matter, and are limited to $575,000,000, $825,000,000 and $350,000,000 aggregate principal amount, respectively. The Exchange Notes due 2003 will mature on April 15, 2003, the Exchange Notes due 2005 will mature on April 15, 2005 and the Exchange Notes due 2008 will mature on April 15, 2008 and upon surrender will be repaid at 100% of the principal amount thereof. Principal and interest on the Exchange Notes are payable in immediately available funds in U.S. dollars, or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. (Exhibit A, Section 2)

    The Exchange Notes due 2003, the Exchange Notes due 2005 and the Exchange Notes due 2008 bear interest at the rate of 6 1/4%, 6 3/8% and 6 1/2% per annum, respectively, from April 24, 1998 or from the most recent interest payment date to which interest has been paid or provided for. Interest on the Exchange Notes is payable semiannually on each April 15 and October 15 (each such date, an "Interest Payment Date"), commencing on October 15, 1998, until the principal amount has been paid or made available for payment, to holders of Notes at the close of business on the April 1 or October 1, as the case may be, next preceding such Interest Payment Date.

    In any case where the date of payment of the principal of or interest on the Notes or the date fixed for redemption of the Exchange Notes shall not be a "Business Day" (as defined below), then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding Business Day, with the same force and effect as if made on the applicable payment date or the date fixed for redemption, and no interest shall accrue for the period after such date. (Section 2.6) A "Business Day" shall mean a day which is not, in New York City, a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law to close. Interest on the Exchange Notes shall be calculated on the basis of a 360-day year of twelve 30-day months. (Section 1.1)

    Principal of, premium, if any, and interest on, the Exchange Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 450 West 33rd Street, 15th Floor, New York, New York 10001), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses. (Sections 2.3 and 4.6)

    The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Outstanding Notes or Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Rule 144A/Regulation S Appendix to the Indenture, Section 2.3 (d)(ii)).

OPTIONAL REDEMPTION

    Each series of the Exchange Notes is redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Exchange Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points in the case of the Exchange Notes due 2005 and 15 basis points in the case of the Exchange Notes due 2008, plus accrued interest thereon to the date of redemption. (Exhibit A, Section 5).

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 PM, New York City time, on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation (and its successors) and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each Exchange Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Exchange Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

    Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed. (Section 3.3) If less than all the Exchange Notes of a series are to be redeemed, the Exchange Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. (Section 3.2) Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Exchange Notes or portions thereof called for redemption. (Section 3.5)

    Except as set forth above, the Exchange Notes are not redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

RANKING

    The Exchange Notes are unsecured and unsubordinated obligations of the Company and rank PARI PASSU among themselves and with all other existing and future unsecured and unsubordinated obligations of the Company (except those obligations preferred by operation of law). The Exchange Notes effectively rank junior to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and to any indebtedness of the Company's Subsidiaries to the extent of the assets of such Subsidiaries.

    As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Outstanding Notes and the application of the estimated net proceeds therefrom, the Company would have had approximately $2.130 billion of total consolidated indebtedness, including $1.742 billion outstanding under the Notes (net of $8 million discount associated with the Outstanding Notes) and approximately $388 million of other senior indebtedness.

CERTAIN COVENANTS

    Except as set forth below, the Company is not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provision that would require the Company to repurchase or redeem or otherwise modify the terms of any of the Exchange Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Exchange Notes.

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON LIENS. The Indenture provides that the Company will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or debt for borrowed money of any Restricted Subsidiary (whether such Principal Property, shares or debt are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of a mortgage with respect to any such debt, that the Notes (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The foregoing restriction, however, will not apply to: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by the Company or a Restricted Subsidiary (which may include property previously leased by the Company and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition) or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary; (d) mortgages existing at the date of the initial issuance of the Notes; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; (g) mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; (h) mortgages securing the Notes; or (i) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through
(h) without increase of the principal of the indebtedness secured thereby; provided, however, that any mortgages permitted by any of the foregoing clauses
(a) through (h) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. (Section 4.2)

    Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary is permitted to issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Notes, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (i) above) does not exceed the greater of $300,000,000 and 10% of the Consolidated Net Assets of the Company. (Section 4.2)

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, of the Company or any of its Restricted Subsidiaries (except such transactions (i) entered into prior to the Closing Date; (ii) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (iii) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or any instrumentality or agency thereof; (iv) involving leases for no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset), unless (in each case): (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such sale and lease-back transaction, without equally and ratably securing the Notes, pursuant to the limitation in the Indenture on mortgages; or (b) the proceeds of the sale of the Principal Property to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, construction, development or acquisition of assets or to the repayment of indebtedness of the Company. (Section 4.3)

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company may, without the consent of the holders of any outstanding Notes, consolidate with or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Company shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering certain of such conditions shall be delivered to the Trustee. (Section 5.1)

    The successor entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes. (Section 5.1)

DEFAULTS

    An Event of Default is defined in the Indenture with respect to any series of Notes as: (i) a default in any payment of interest on any Note of such series when due, which continues for 30 days; (ii) a default in the payment of principal of any Note of such series when due at its Stated Maturity Date, upon declaration or otherwise; (iii) the failure by the Company to comply with its other agreements contained in the Indenture continuing for 90 days after written notice as provided in the Indenture; (iv) (a) failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in the Indenture means obligations (other than non-recourse obligations or the Notes of such series) of the Company for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $25,000,000 and continuance of such failure or (b) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $25,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in principal amount of Notes of such series; provided, however, that if any such failure, default or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been cured; and (v) certain events in bankruptcy, insolvency or reorganization involving the Company. (Section 6.1)

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. A Default under one series of Notes will not necessarily be a Default under another series. (Section 6.1)

    If an Event of Default with respect to any series of the Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes of any series may rescind any such acceleration with respect to the Notes of such series and its consequences. (Section 6.2)

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and then only to the extent required by the terms of the Indenture. (Section 7.2) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of Notes of any series may pursue any remedy with respect to the Indenture or the Notes of such series unless (i) such Holder shall have previously given the Trustee notice that an Event of Default with respect to such Notes is continuing, (ii) Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series shall have requested the Trustee to pursue the remedy, (iii) such Holders shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of such series shall not have given the Trustee a direction inconsistent with such request within such 60-day period. (Section 6.6) Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, with respect to the Notes of such series. (Section 6.5) The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. (Section 6.5)

    The Indenture provides that if a Default with respect to any series of Notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of Notes of such series notice of the Default within 90 days after it is known to the Trustee or written notice of it is received by the Trustee. (Section 7.5) Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interests of the Noteholders. (Section 7.5) In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof. (Section 9.2)

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of each series affected by such amendment and any past default or compliance with any provisions with respect to any series of Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity Date of any Note, (iv) reduce the premium payable upon any redemption of any Note or change the time at which any Note may be redeemed, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any changes that would affect the ranking for the Notes in a manner adverse to the Noteholders or (viii) make any change in the amendment provisions which require each Holder's consent. (Section 9.2)

    Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to add guarantees or collateral security with respect to the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. (Section 9.1)

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. (Section 9.2)

    After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders of the relevant series a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the relevant series, or any defect therein, will not impair or affect the validity of the amendment. (Sections 9.1 and 9.2)

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes of each series for Notes of the same series in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes. (Section 2.3)

DEFEASANCE

    With respect to any series of Notes, the Company at any time may terminate all its of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations with respect to any series of Notes ("covenant defeasance") under the covenants described under "--Certain Covenants" and the operation of the cross acceleration provision under "--Defaults." (Section 8.1)

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes of the relevant series may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes of the relevant series may not be accelerated because of an Event of Default specified in clause
(iii) (except for the covenants described under "--Merger, Consolidation or Sale of Assets") or (iv) under "--Defaults" above. (Section 8.1)

    In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes of the relevant series (except lost, stolen or destroyed Notes which have been replaced or repaid) to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law). (Section 8.2)

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Trustee also serves as the trustee with respect to the 6 1/4% Convertible Subordinated Debentures due March 15, 2002 issued by On-Line Software International, Inc., a Subsidiary of the Company. Chase Securities Inc., an Initial Purchaser of Notes, is an affiliate of the Trustee. See "Plan of Distribution."

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 7.11) The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. (Section 7.10)

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. (Section 10.8)

CERTAIN DEFINITIONS

    "Attributable Debt" when used in connection with a sale and lease-back transaction involving a Principal Property shall mean, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by all outstanding securities issued under the Indenture compounded semiannually in either case as determined by the principal accounting or financial officer of the Company. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Net Assets" means as of any particular time the aggregate amount of assets at the end of the most recently completed fiscal quarter after deducting therefrom all current liabilities except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, all as set forth on the most recent consolidated balance sheet of the

Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Holder" or "Noteholder" means, with respect to the Indenture and the Notes, the Person in whose name a Note is registered on the Registrar's books.

    "Nonrecourse Obligation" means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) which: (a) is owned by the Company or any Subsidiary of the Company; (b) is located within any of the present 50 States of the United States of America (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a book value on the date as of which the determination is being made in excess of 0.75% of Consolidated Net Assets of the Company as most recently determined on or prior to such date.

    "Restricted Subsidiary" shall mean any Subsidiary which owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include (a) any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the United States of America; or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.

    "Stated Maturity Date" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).

    "Subsidiary" means a Person (other than an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Notes of each series will be issued in the form of one or more Global Exchange Notes. The Global Exchange Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Notes directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

    Exchange Notes that are issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of an Exchange Note of any series in definitive form, such Exchange Note will, unless the Global Exchange Notes for such series have previously been exchanged for Notes in definitive form, be exchanged for an interest in a Global Exchange Note representing the principal amount of Notes being transferred.

    DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of the Global Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer, DTC will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Exchange Notes to the accounts of the persons who surrendered Outstanding Notes for exchange. Ownership of beneficial interests in the Global Exchange Notes will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Investors may hold their interests in the Global Exchange Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Notes.

    So long as DTC, or its nominee, is the registered holder and owner of the Global Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Exchange Notes will not be entitled to have the Exchange Notes represented by the Global Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Notes desires to take any action that DTC, as the holder of the Global Exchange Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and interest on Exchange Notes represented by the Global Exchange Notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Notes.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal of or interest on the Global Exchange Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes for any Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Exchange Notes owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Exchange Notes in definitive form, each Global Exchange Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    The Exchange Notes of any series represented by the Global Exchange Notes with respect to such series are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) DTC notifies the Company that it is unwilling or unable to continue as DTC of such Global Exchange Notes or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Exchange Notes of such series represented by such Global Exchange Notes or (iii) an Event of Default has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Exchange Notes are not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of DTC or its nominee. Certificated Exchange Notes will not be issued in exchange for beneficial interests in the Global Exchange Notes in any other circumstances except as described above.

              REGISTRATION RIGHTS AGREEMENT FOR OUTSTANDING NOTES

    The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement dated as of April 21, 1998 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, for the benefit of the holders of the Outstanding Notes. Holders of Exchange Notes are not entitled to any registration rights with respect to the Exchange Notes.

    The Registration Rights Agreement sets forth certain circumstances under which the Company is required to file a shelf registration statement (the "Shelf Registration Statement") with the Commission in lieu of a registration statement. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling such Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    If (i) by July 23, 1998, neither the Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by September 21, 1998, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) through (iii) being herein called a "Registration Default"), additional cash interest will accrue on the Outstanding Notes and the Exchange Notes at the rate of 0.50% per annum (the "Additional Interest") from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, calculated on the principal amount of such Notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

    If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 20 business days after the commencement thereof provided that it has accepted all Outstanding Notes theretofore validly tendered and not withdrawn in accordance with the terms of the Exchange Offer. Upon consummation of the Exchange Offer, holders of Outstanding Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Notes."

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of the principal United States federal income tax consequences to holders of Outstanding Notes who exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders of Outstanding Notes who hold the Notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of Outstanding Notes and Exchange Notes in light of their personal circumstances or to certain types of holders of Outstanding Notes and Exchange Notes (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note). In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or any estate or gift tax considerations.

EXCHANGE OFFER

    The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no United States Federal income tax consequences to holders who exchange Outstanding Notes for Exchange Notes pursuant to the Exchange Offer and any such holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Outstanding Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Computer Associates has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    Computer Associates will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, Computer Associates will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Computer Associates has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Outstanding Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    Certain legal matters with respect to the issuance of the Exchange Notes in connection with the Exchange Offer are being passed upon for Computer Associates by Howard, Smith & Levin, New York, New York.


                                    EXPERTS

    The consolidated financial statements of Computer Associates International, Inc. appearing in Computer Associates International, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report thereon incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF A TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................          5
Information Incorporated By Reference...........          5
Prospectus Summary..............................          6
Certain Factors.................................         13
Selected Consolidated Financial Data............         15
Capitalization..................................         16
Ratio of Earnings To Fixed Charges..............         16
The Exchange Offer..............................         16
Use of Proceeds.................................         22
Description of The Notes........................         23
Registration Rights Agreement for Outstanding
  Notes.........................................         33
Certain United States Federal Income Tax
  Considerations................................         34
Plan of Distribution............................         35
Legal Matters...................................         35
Experts.........................................         35

                              COMPUTER ASSOCIATES

                              INTERNATIONAL, INC.

                   EXCHANGE OFFER FOR ALL OF ITS OUTSTANDING
                          6 1/4% SENIOR NOTES DUE 2003
                          6 3/8% SENIOR NOTES DUE 2005
                          6 1/2% SENIOR NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 July 10, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

    As permitted by Section of 145 of the Delaware General Corporation Law, Article NINTH of the registrant's Restated Certificate of Incorporation, as amended, provides:

    "The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person."

    The registrant's Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of the director's duty of care.

    The registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the registrant's Restated Certificate of Incorporation, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


4.1               --  Indenture, dated as of April 24, 1998, between Computer Associates and The Chase
                      Manhattan Bank, as Trustee (filed as Exhibit 4(f) to Computer Associates' Annual
                      Report on Form 10-K for the fiscal year ended March 31, 1998).*
4.2               --  Form of Series B 6 1/4% Senior Note due 2003 (included in Exhibit 4.1).
4.3               --  Form of Series B 6 3/8% Senior Note due 2005 (included in Exhibit 4.1).
4.4               --  Form of Series B 6 1/2% Senior Note due 2008 (included in Exhibit 4.1).
4.5               --  Registration Rights Agreement, dated as of April 21, 1998, among Computer Associates,
                      Credit Suisse First Boston Corporation, Bear Stearns & Co. Inc., BancAmerica
                      Robertson Stephens, Chase Securities Inc. and NationsBanc Montgomery Securities LLC
                      (filed as Exhibit 4(g) to Computer Associates' Annual Report on Form 10-K for the
                      fiscal year ended March 31, 1998).*
5                 --  Opinion of Howard, Smith & Levin.**
12                --  Statement regarding the computation of the ratio of earnings to fixed charges.**
23.1              --  Consent of Independent Auditors.**
23.2              --  Consent of counsel (included in Exhibit 5).
24                --  Power of Attorney of Computer Associates.**
25                --  Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank
                      with respect to Computer Associates.**
99.1              --  Form of Letter of Transmittal.**
99.2              --  Form of Notice of Guaranteed Delivery.**
99.3              --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                      Nominees.**
99.4              --  Form of Letter to Clients.**
99.5              --  Form of Exchange Agent Agreement.**


------------------------

 *  Incorporated by reference.


**  Previously filed as part of this Registration Statement.


ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Islandia, State of New York, on July 8, 1998.


                                              COMPUTER ASSOCIATES INTERNATIONAL, INC.

                                              By:        /s/ STEVEN M. WOGHIN
                                                         -----------------------------------------
                                                         Name: Steven M. Woghin, Esq.
                                                         Title: Senior Vice President and General
                                                                Counsel


    Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 1 to the Registration Statement has been signed below on July 8, 1998 by the following persons in the capacities indicated.


                       SIGNATURE                                                   TITLE
--------------------------------------------------------  --------------------------------------------------------

                           *
      --------------------------------------------                   Chairman, Chief Executive Officer,
                    Charles B. Wang                                             and Director

                           *
      --------------------------------------------                Senior Vice President Finance, Principal
                        Ira Zar                                       Financial and Accounting Officer

                           *
      --------------------------------------------                                Director
                      Sanjay Kumar

                           *
      --------------------------------------------                                Director
                    Russell M. Artzt

                           *
      --------------------------------------------                                Director
                  Willem F.P. de Vogel

                           *
      --------------------------------------------                                Director
                    Irving Goldstein

                           *
      --------------------------------------------                                Director
                   Richard A. Grasso

                           *
      --------------------------------------------                                Director
                  Shirley Strum Kenny

*By:    /s/ STEVEN M. WOGHIN
      -------------------------
          Attorney-in-Fact

                                 EXHIBIT INDEX


   EXHIBIT
    NUMBER   DESCRIPTION OF DOCUMENT
-----------  -------------------------------------------------------------------------------------------
       4.1   Indenture, dated as of April 24, 1998, between Computer Associates and The Chase Manhattan
             Bank, as Trustee (filed as Exhibit 4(f) to Computer Associates' Annual Report on Form 10-K
             for the fiscal year ended March 31, 1998).*
       4.2   Form of Series B 6 1/4% Senior Note due 2003 (included in Exhibit 4.1).
       4.3   Form of Series B 6 3/8% Senior Note due 2005 (included in Exhibit 4.1).
       4.4   Form of Series B 6 1/2% Senior Note due 2008 (included in Exhibit 4.1).
       4.5   Registration Rights Agreement, dated as of April 21, 1998, among Computer Associates,
             Credit Suisse First Boston Corporation, Bear Stearns & Co. Inc., BancAmerica Robertson
             Stephens, Chase Securities Inc. and NationsBanc Montgomery Securities LLC (filed as Exhibit
             4(g) to Computer Associates' Annual Report on Form 10-K for the fiscal year ended March 31,
             1998).*
         5   Opinion of Howard, Smith & Levin.**
        12   Statement regarding the computation of the ratio of earnings to fixed charges.**
      23.1   Consent of Independent Auditors.**
      23.2   Consent of counsel (included in Exhibit 5).
        24   Power of Attorney of Computer Associates.**
        25   Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank with respect to Computer Associates.**
      99.1   Form of Letter of Transmittal.**
      99.2   Form of Notice of Guaranteed Delivery.**
      99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
      99.4   Form of Letter to Clients.**
      99.5   Form of Exchange Agent Agreement.**


------------------------

*   Incorporated by reference.


**  Previously filed as part of this Registration Statement.